UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 19, 2015

MMA Capital Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

 On May 21, 2015, MMA Capital Management, LLC (the “Company”) and its wholly-owned subsidiary MMA Financial Holdings, Inc. (“MFH”), entered into a series of agreements with certain third party lenders related to $96.5 million of the Company’s subordinated debt. These agreements provide for the following material changes to the terms of the subordinated debt, effective as of May 22, 2015:

1)	The interest rate on the outstanding principal balance changes from the 3-month London Interbank Offered Rate (LIBOR) plus 330 basis points (bps) to 3-month LIBOR plus 200 bps; and
2)	Principal payments change from a single balloon payment due in 2035 to quarterly amortization of principal in an amount per quarter equal to one-half percent (50 bps) times the then outstanding principal balance and a balloon payment of the remaining outstanding principal balance in 2035.

As a result, although the Company will initially pay 70 bps per year more in cash to satisfy the combined interest and principal requirements (200 bps more in principal and 130 bps less in interest), the Company will save a substantial amount of interest expense through the maturity date of the debt in 2035. The interest savings include both the 130 bps reduction in the interest rate, as well as interest savings generated from the declining principal balance.

Prior to the closing on the new agreements, MFH made interim principal payments in the aggregate principal amount of $15.4 million, which were due in calendar year 2015 under the terms of the original agreements, and which reduced the then outstanding principal balance of $111.9 million to the current balance of $96.5 million due under the new agreements. The Company remains a guarantor of the debt.

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 19, 2015 the Company held its annual meeting of shareholders. At that meeting, the shareholders of the Company elected J. P. Grant III to the Board of Directors for a three year term, approved the compensation of the named executive officers of the Company and ratified the appointment of KPMG, LLP as independent registered public accountant for the calendar year ending 2015.  As to these matters, the numbers of votes cast for or against, as well as the number of abstentions and broker non-votes, are as set forth below:

1.	Election of directors nominated by MMA Capital Management, LLC to serve for a term to expire in 2018 and until their successors are duly elected and qualified:

Nominee	Votes For	Votes Against	Votes Abstained	Broker Non-Votes
J.P. Grant	1,327,073	213,786	27,373	4,293,987

2.	The non-binding Advisory Vote on Executive Compensation:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
1,268,783	277,777	21,672	4,293,987

3.	Ratification of KPMG, LLP as independent registered public accounting firm for 2015:

Votes For	Votes Against	Votes Abstained
5,579,903	246,334	35,982

Item 8.01	Other Events

On May 22, 2015, the Company sold Whispering Lakes Apartments, located in Kansas City, Missouri, for $14.4 million. As a result of the sale the Company will recognize a gain on sale of approximately $5.0 million during the second quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMA Capital Management, LLC

May 26, 2015	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President